Exhibit 99.1

                 Glacier Bancorp, Inc. Earnings for Quarter and
                      Nine Months Ended September 30, 2003


     HIGHLIGHTS:

     * Earnings for quarter of $9.697 million, up 13 percent from last year's quarter.
     * Diluted earnings per share of $.49, up 9 percent from last year's quarter.
     * Record nine month earnings of $28.477 million, up 20 percent from last year.
     * Record diluted earnings per share of $1.46 for the nine months, up
       19 percent from last year.
     * Acquisition of Pend Oreille Bank with total assets of $66 million completed July 15, 2003.
     * Non-interest bearing deposits increased $56 million, or 16 percent, during the quarter.
     * Cash dividend of $.20 declared; up 5 percent from the prior quarter and 33 percent from prior year quarter.
     * New downtown Bozeman office opened September 29, 2003.


     Earnings Summary                       Three months     Nine months
     ($ in thousands,                     ended September  ended September
      except per share data)                    30,              30,
                                            2003    2002     2003     2002

     Net earnings                          $9,697  $8,616  $28,477  $23,641
     Diluted earnings per share             $0.49   $0.45    $1.46    $1.23
     Return on average assets               1.49%   1.58%    1.58%    1.48%
     Return on average equity              17.10%  17.03%   17.00%   16.42%



    KALISPELL, Mont., Oct. 23 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $9.697 million which is an increase of $1.081 million, or 13 percent, over the $8.616 million for the third quarter of 2002. Diluted earnings per share of $.49, is an increase of 9 percent over the per share earnings of $.45 for the same quarter of 2002.

    Return on average assets and return on average equity for the quarter were
1.49 percent and 17.10 percent, respectively, which compares with prior year returns of 1.58 percent and 17.03 percent.

    "We were pleased with the performance of all of our banks in the third quarter," said Mick Blodnick, President and CEO. "However, prepayment of our mortgage securities and the resulting premium amortization continued to present earnings challenges and put pressure on our net interest margin. Through growth in earning assets, especially in the form of loans, and the continued success of generating low cost deposits, we have offset some of the margin compression."




                                               September 30,
     Assets  ($ in thousands)                 2003        2002      $      %
                                                                change  change

     Cash on hand and in banks             $67,538     $62,723    $4,815    8%
     Investment securities and interest
      bearing deposits                   1,046,446     716,013   330,433   46%
     Loans:
        Real estate                        345,091     383,890   (38,799) -10%
        Commercial                         829,513     674,139   155,374   23%
        Consumer                           292,516     291,164     1,352    0%
           Total loans                   1,467,120   1,349,193   117,927    9%
        Allowance for loan losses          (23,920)    (21,342)   (2,578)  12%
           Total loans net of allowance
            for loan losses              1,443,200   1,327,851   115,349    9%
     Other assets                          125,890     117,227     8,663    7%
        Total Assets                    $2,683,074  $2,223,814  $459,260   21%




    At September 30, 2003 total assets were $2.683 billion which is $459 million greater than the September 30, 2002 assets of $2.224 billion, an increase of 21 percent. Internal growth was supported by the Pend Oreille Bank acquisition which added $66 million to the asset base.

    Total loans, net of the allowance for loan losses, have increased $115 million from September 30, 2002. $61 million of the increase occurred during the current quarter, of which $50 million was from the acquisition.
Commercial loans have increased $155 million, or 23 percent, and continue to be the focus of our lending. Real estate loan origination volume has been at record levels, with $655 million for the nine months ended September 30, 2003, up from $268 million for the nine months ended September 30, 2002, some of which refinanced loans previously held by our banks. The refinancing of our existing loans coupled with our decision to sell the majority of the real estate loan production has resulted in a reduction in real estate loans of $39 million from September 30, 2002. Consumer loans have increased $1 million resulting from increases in home equity loans. Home-equity loans continue to be the primary source of our consumer loan originations and have increased approximately $25 million, or 15 percent, from a year ago. Home equity loans comprise 66 percent of consumer loans at September 30, 2003.

    Investment securities, including interest bearing deposits in other financial institutions, have increased $330 million from September 30, 2002. The cash received from the reduction in real estate loans has been redeployed in mortgage related investment securities. These securities have characteristics that result in less interest rate risk in an increasing interest rate environment than retaining 30 year loans. Additional investments were made to utilize funding liquidity that exceeded loan growth opportunities, and expected principal reductions on mortgage related investments.




                                                September 30,
     Liabilities  ($ in thousands)            2003        2002      $       %
                                                                change  change

     Non-interest bearing deposits        $392,746    $292,653  $100,093   34%
     Interest-bearing deposits           1,225,653   1,206,000    19,653    2%
     Advances from Federal Home Loan
      Bank                                 714,837     402,367   312,470   78%
     Securities sold under agreements to
       repurchase and other borrowed
       funds                                58,787      50,371     8,416   17%
     Other liabilities                      27,946      31,231    (3,285) -11%
     Trust preferred securities             35,000      35,000        --    0%
          Total liabilities             $2,454,969  $2,017,622  $437,347   22%




    Total deposits have increased $120 million from the September 30, 2002 balances of which $59 million came with the acquisition. There was a large increase of $100 million, or 34 percent, in non-interest bearing deposits. This growth in low cost stable funding gives us increased flexibility in managing our asset mix. During the quarter non-interest bearing deposits increased $56 million, or 16 percent, as the High Performance Checking program
(HPC) gained momentum. Based on the experience of the three banks previously using HPC, we expect over time to replicate their results, increasing our base of customers, providing additional low cost deposit balances and enhancing fee income. Interest-bearing deposits are up $20 million, or 2 percent, the result of the acquisition of $49 million. Federal Home Loan Bank advances, other borrowed funds, and repurchase agreements, have also increased $321 million as we continue to take advantage of the flexibility of these funding sources in this current period of low interest rates.




     Stockholders' equity                 September 30,
     ($ in thousands except per                                 $          %
      share data)                        2003      2002       change    change

     Common equity                   $224,149  $194,541      $29,608       15%
     Net unrealized gain on
      securities                        3,956    11,651       (7,695)     -66%
        Total stockholders' equity   $228,105  $206,192      $21,913       11%

     Stockholders' equity to total
      assets                            8.50%     9.27%
     Tangible equity to total assets    7.02%     7.59%
     Book value per common share       $11.80    $10.88            $0.92    8%
     Tangible book value per common
      share                             $9.57     $8.75            $0.82    9%
     Market price per share at end
      of quarter                       $27.43    $20.71            $6.72   32%




    Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised. Net unrealized gains on securities declined $8 million from a year ago the result of increasing intermediate term interest rates and gains realized on sale of securities.


   Operating Results for Three Months Ended September 30, 2003 Compared to
                              September 30, 2002


    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003.




     Revenue summary
     ($ in thousands)                       Three months ended September 30,
                                                                  $       %
                                             2003      2002    change  change

     Net interest income                    $23,664   $22,132   $1,532     7%

     Fees and other revenue:
        Service charges, loan fees, and
         other fees                           5,172     4,699      473    10%
        Gain on sale of loans                 3,258     1,283    1,975   154%
        Gain on sale of investments               5        --        5   100%
        Other income                            478       475        3     1%
           Total non-interest income          8,913     6,457    2,456    38%
        Total revenue                       $32,577   $28,589   $3,988    14%

     Tax equivalent net interest margin       4.12%     4.58%



    Net Interest Income

    Net interest income for the quarter increased $1.532 million, or 7 percent, over the same period in 2002. Total interest income is $726 thousand, or 2 percent lower than the same quarter in 2002, while total interest expense is $2.258 million or 19 percent lower. The increase in non-interest bearing deposits reduced the need to borrow additional funds.
The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from 4.58 percent for the 2002 quarter, 4.35 for the first quarter of 2003, 4.17 percent for the second quarter of 2003, to 4.12 percent in the current quarter. The decrease in our net interest margin slowed in the third quarter. Premium amortization on mortgage related investments was $3.976 million during the quarter, an increase of $3.059 million over last year's quarter. Financial markets expect prepayments will slow, which would result in less amortization expense allowing our net interest margin to stabilize. We continue to deploy a strategy of investing in short term securities that carry lower current yields. We believe it is inappropriate in this rate environment to extend maturities in order to achieve higher yields. This strategy in the near term will put pressure on our net interest margin, however from a longer term perspective we are more comfortable with this approach.


    Non-interest Income

    Fee income increased 10 percent over the same period last year, driven primarily by an increased number of loan and deposit accounts. Gain on sale of loans increased $1.975 million reflecting the low level of mortgage interest rates and resulting increased home purchase and loan refinancing activity. The income from mortgage origination activity serves as a counter-balance to net interest income reductions from low interest rates. Other income was substantially the same as the prior years' quarter.




     Non-interest expense summary
     ($ in thousands)                        Three months ended September 30,
                                                                  $        %
                                             2003      2002     change  change

     Compensation and employee benefits      $9,448    $7,541   $1,907    25%
     Occupancy and equipment expense          2,536     2,340      196     8%
     Outsourced data processing                 393       547     (154)  -28%
     Core deposit intangibles amortization      308       359      (51)  -14%
     Other expenses                           4,362     3,210    1,152    36%
           Total non-interest expense       $17,047   $13,997   $3,050    22%



    Non-interest Expense

    Non-interest expense increased by $3.050 million, or 22 percent, from the same quarter of 2002 including expenses from the acquisition of the three Pend Oreille branches, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, one of the fastest growing cities in Montana. Compensation and benefit expense increased $1.907 million, or 25 percent from the third quarter of 2002, with commissions for loan originators, additional support staff for increased volumes, the new bank branches, and a higher accrual rate for employee profit sharing contributions, accounting for the majority of the increase. Occupancy and equipment expense increased $196 thousand, or 8 percent, the result of adding additional facilities. Outsourced data processing expense decreased by $154 thousand, or 28 percent, resulting from bringing the core processing for each subsidiary bank onto our in-house data system. Other expenses increased $1.152 million, or 36 percent, however, the 2002 quarter benefited from the reversal of a $323 thousand merger related expense accrual so the increase from operations was $829 thousand, or 26 percent. The increase was primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, and costs associated with new branch offices and the Pend Oreille acquisition. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 52 percent for the 2003 quarter which is up from 49 percent for the 2002 quarter but lower than the 53 percent, excluding net security gains, in the second quarter of 2003




                                         September   June  December  September
                                            30,       30,     31,       30,
     Credit quality information
      ($ in thousands)                     2003      2003    2002      2002

     Allowance for loan losses           $23,920   $22,354  $20,944  $21,342

     Non-performing assets                10,489    10,675   11,582   10,960

     Allowance as a percentage of non
      performing assets                     228%      209%     181%     195%

     Non-performing assets as a percentage
      of total assets                      0.39%     0.42%    0.51%    0.49%

     Allowance as a percentage of total
      loans                                1.63%     1.59%    1.58%    1.58%

     Net charge-offs as a percentage of
      loans                               0.075%    0.034%   0.261%   0.114%



    Allowance for Loan Loss and Non-Performing Assets

    Non-performing assets as a percentage of total assets at September 30, 2003 were at .39 percent, a decrease from .49 percent at September 30, 2002 and from the December 31, 2002 .51 percent. This compares to the Peer Group average of .63 percent at June 30, 2003, the most recent information available. The allowance for loan losses was 228 percent of non-performing assets at September 30, 2003, compared to 195 percent a year ago. "Asset quality continues to be an area where we spend a considerable amount of time and resources to maintain quality," Blodnick said. "We continue to make progress in the level of non-performing assets. Loan charge-offs have been at very low levels through the first three quarters."

    With the continuing change in loan mix from residential real estate to commercial and consumer loans, which historically have greater credit risk, the Company has continued to increase the balance in the allowance for loan losses. The allowance has increased $2.578 million, or 12 percent, from a year ago to $23.920 million, which is 1.63 percent of total loans outstanding, up from 1.58 percent a year ago. The third quarter provision expense for loan losses was $1.221 million, a decrease of $444 thousand from the same quarter in 2002.


    Operating Results for Nine Months Ended September 30, 2003 Compared to

                              September 30, 2002


    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003.




     Revenue summary
     ($ in thousands)                         Nine months ended September 30,
                                              2003     2002      $        %
                                                               change   change

     Net interest income                     $67,465  $64,099   $3,366      5%

     Fees and other revenue:
        Service charges, loan fees, and
         other fees                           14,769   13,169    1,600     12%
        Gain on sale of loans                  8,740    3,716    5,024    135%
        Gain on sale of investments,
            net of impairment charge           1,253        2    1,251  62550%
        Other income                           1,477    1,753     (276)   -16%
           Total non-interest income          26,239   18,640    7,599     41%
        Total revenue                        $93,704  $82,739  $10,965     13%

     Tax equivalent net interest margin        4.21%    4.52%



    Net Interest Income

    Net interest income increased $3.366 million, or 5 percent, over the same period in 2002. Total interest income is $3.636 million, or 4 percent lower than in 2002, while total interest expense is $7.002 million or 19 percent lower. Lower interest rates were the main reason for the reduction in interest income and interest expense. Investment income is also lower because of prepayments on our mortgage related investments which increased the year-to-date premium amortization by $7.3 million over the prior year. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from 4.52 percent in 2002 to 4.21 percent in 2003. The additional investments add to net interest income but at a lower yield. The interest spread on the increased investments is lower than the historic spread which reduces the net interest margin.


    Non-interest Income

    Fee income increased $1.600 million, or 12 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts. Gain on sale of loans increased $5.024 million reflecting the low level of mortgage interest rates and resulting increased home purchase and loan refinancing activity. Other income was lower in the current year by $276 thousand primarily the result of reduced loan servicing income.

    Gain on sale of investments, net of an impairment charge of $2.279 million for impairment of value of collateralized mortgage obligations, increased $1.251 million from the prior year. Market conditions provided an opportunity to realize income currently that would have taken several years to earn if the investments were held.




     Non-interest expense summary
     ($ in thousands)                         Nine months ended September 30,
                                                                  $       %
                                             2003      2002    change  change

     Compensation and employee benefits     $26,477   $22,856   $3,621    16%
     Occupancy and equipment expense          7,266     6,965      301     4%
     Outsourced data processing               1,221     1,508     (287)  -19%
     Core deposit intangibles amortization      937     1,080     (143)  -13%
     Other expenses                          12,354    10,294    2,060    20%
           Total non-interest expense       $48,255   $42,703   $5,552    13%



    Non-interest Expense

    Non-interest expense increased by $5.552 million, or 13 percent, from 2002. Compensation and benefit expense increased $3.621 million, or 16 percent from 2002, with commissions for loan originators, other incentives, additional support staff for increased volumes, acquisition of the three Pend Oreille branches, three additional start-up branches in operation in Boise and Bozeman, and increased accrual of employee profit sharing expense accounting for the majority of the increase. Occupancy and equipment expense increased $301 thousand, or 4 percent, the result of adding additional facilities. Outsourced data processing expense decreased by $287 thousand, or 19 percent, resulting from bringing the core processing for each subsidiary bank onto our in-house data system. Other expenses increased $2.060 million, or 20 percent, however, 2002 included a $323 thousand merger related expense reversal. The increase in other expenses from operations was $1.737 million, or 17 percent. Charges for data conversion of Mountain West Bank to the in-house data system, start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, and volume related increases were the primary reasons for the increased expense. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent for 2003 which is down from the 52 percent for 2002.


    Allowance for Loan Loss and Non-Performing Assets

    The provision expense for loan losses was $3.113 million which is a decrease of $1.112 million from the prior year's nine month provision. The allowance balance has increased $2.578 million, or 12 percent, from prior year to $23.920 million, which is 1.63 percent of total loans outstanding, up from
1.58 percent a year ago. Net charge off loans as a percentage of loans outstanding were .075 percent for the first nine months of 2003 which is down from .11 percent for the same period in 2002.


    Cash dividend

    On September 24, 2003 the board of directors declared a cash dividend of $.20 payable October 16, 2003 to shareholders of record on October 7, 2003. This was a $.05 increase from the same quarters' dividend in 2002, or a 33 percent increase, and is a 25 percent increase over the dividend declared in the first quarter of 2003.


    Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah and one in Washington.




                               Glacier Bancorp, Inc.
                   Consolidated Statements of Financial Condition

       (Unaudited - dollars
        in thousands, except               September    December   September
        per share data)                        30,         31,         30,
                                              2003        2002        2002

    Assets:
      Cash on hand and in banks             $67,538      74,624      62,723
      Interest bearing cash deposits         27,517       4,753      18,690
        Cash and cash equivalents            95,055      79,377      81,413
      Investments:
        Investment securities, available-
         for-sale                           299,773     260,606     233,229
        Mortgage backed securities,
         available-for-sale                 673,325     479,355     421,966
        Federal Home Loan Bank and Federal
         Reserve Bank stock, at cost         45,831      42,864      42,128
             Total investments            1,018,929     782,825     697,323
      Net loans receivable:
        Real estate loans                   345,091     361,522     383,890
        Commercial Loans                    829,513     673,256     674,139
        Consumer and other loans            292,516     286,819     291,164
        Allowance for loan losses           (23,920)    (20,944)    (21,342)
             Total loans, net             1,443,200   1,300,653   1,327,851

      Premises and equipment, net            53,025      47,215      47,524
      Real estate and other assets owned,
       net                                      577       1,542         852
      Accrued interest receivable            14,204      13,421      13,447
      Core deposit intangible, net            6,171       6,822       7,181
      Goodwill, net                          36,909      33,189      33,189
      Other assets                           15,004      16,300      15,034
                                         $2,683,074   2,281,344   2,223,814

    Liabilities and stockholders' equity:
      Non-interest bearing deposits        $392,746     295,016     292,653
      Interest bearing deposits           1,225,653   1,164,907   1,206,000
      Advances from Federal Home Loan Bank
       of Seattle                           714,837     483,660     402,367
      Securities sold under agreements to
       repurchase                            53,047      46,206      33,572
      Other borrowed funds                    5,740      15,087      16,799
      Accrued interest payable                4,779       6,090       6,291
      Current income taxes                    1,731         815       1,642
      Deferred tax liability                  4,916       8,629       8,240
      Trust preferred securities             35,000      35,000      35,000
      Other liabilities                      16,520      13,685      15,058
        Total liabilities                 2,454,969   2,069,095   2,017,622

      Preferred shares, 1,000,000 shares
       authorized. None outstanding              --          --          --
      Common stock, $.01 par value per share.
         50,000,000 shares authorized           193         173         172
      Paid-in capital                       221,216     173,408     171,457
      Retained earnings - substantially
       restricted                             2,740      28,557      22,912
      Accumulated other comprehensive
       income                                 3,956      10,111      11,651
        Total stockholders' equity          228,105     212,249     206,192
                                         $2,683,074   2,281,344   2,223,814

      Number of shares outstanding       19,333,985  19,014,400  18,945,931
      Book value per share                   $11.80       11.16       10.88
      Tangible book value per share           $9.57        9.06        8.75



                               Glacier Bancorp, Inc.
                       Consolidated Statements of Operations

      (unaudited - dollars
       in thousands,
       except per share            Three months ended       Nine months ended
       data)                            Sept. 30,              Sept. 30,
                                    2003        2002        2003        2002

      Interest income:
        Real estate loans          $6,016       7,190      18,117      22,253
        Commercial loans           13,137      12,007      37,116      35,088
        Consumer and other
         loans                      4,999       5,643      15,131      17,142
        Investment securities
         and other                  8,951       8,989      26,414      25,931
              Total interest
               income              33,103      33,829      96,778     100,414

      Interest expense:
        Deposits                    4,102       6,429      13,480      20,544
        Federal Home Loan Bank
         of Seattle Advances        4,252       4,189      12,551      12,555
        Securities sold under
         agreements to
         repurchase                   157         144         490         433
        Trust preferred
         securities                   903         903       2,711       2,711
        Other borrowed funds           25          32          81          72
              Total interest
               expense              9,439      11,697      29,313      36,315

      Net interest income          23,664      22,132      67,465      64,099
        Provision for loan
         losses                     1,221       1,665       3,113       4,225
             Net interest
              income after
              provision for
              loan losses          22,443      20,467      64,352      59,874

      Non-interest income:
        Service charges and
         other fees                 4,088       3,726      11,523      10,332
        Miscellaneous loan
         fees and charges           1,084         973       3,246       2,837
        Gains on sale of loans      3,258       1,283       8,740       3,716
        Gains on sale of
         investments, net of
         impairment charge              5          --       1,253           2
        Other income                  478         475       1,477       1,753
             Total non-interest
              income                8,913       6,457      26,239      18,640
      Non-interest expense:
        Compensation, employee
         benefits and related
         expenses                   9,448       7,541      26,477      22,856
        Occupancy and
         equipment expense          2,536       2,340       7,266       6,965
        Outsourced data
         processing expense           393         547       1,221       1,508
        Core deposit intangibles
         amortization                 308         359         937       1,080
        Other expenses              4,362       3,210      12,354      10,294
             Total non-interest
              expense              17,047      13,997      48,255      42,703
      Earnings before income
       taxes                       14,309      12,927      42,336      35,811

        Federal and state
         income tax expense         4,612       4,311      13,859      12,170
      Net earnings                 $9,697       8,616      28,477      23,641

      Basic earnings per share      $0.50        0.46        1.48        1.26
      Diluted earnings per
       share                        $0.49        0.45        1.46        1.23
      Dividends declared per
       share                        $0.20        0.15        0.55        0.45
      Return on average assets
       (annualized)                 1.49%       1.58%       1.58%       1.48%
      Return on average equity
       (annualized)                17.10%      17.03%      17.00%      16.42%
      Return on tangible average
       equity (annualized)         21.11%      21.32%      20.78%      20.94%
      Average outstanding
       shares - basic          19,310,538  18,930,436  19,244,857  18,832,983
      Average outstanding
       shares - diluted        19,667,623  19,251,694  19,558,424  19,162,317




SOURCE  Glacier Bancorp, Inc.
    -0-                             10/23/2003
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
    (GBCI)

CO:  Glacier Bancorp, Inc.
ST:  Montana
IN:  FIN
SU:  ERN DIV